CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated December 6, 2002 on the financial statements and financial highlights of FundX Upgrader Fund, the FundX Aggressive Upgrader Fund, the FundX Conservative Upgrader Fund, and the FundX Flexible Income Fund, each a series of shares of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2002 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.





                                                   TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
February 18, 2003